Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) is made as of June 12, 2015, by and between W SAN MATEO PLAZA HOLDINGS VII, L.L.C., a Delaware limited liability company (“Landlord”), and CAFEPRESS, INC., a Delaware corporation (“Tenant”), with reference to the following facts.

RECITALS

A. Landlord (as successor-in-interest to Legacy Partners II San Mateo Plaza, LLC) and Tenant (formerly known as CafePress.com, Inc.) have entered into that certain Office Lease dated as of October 23, 2007, as amended by that certain Commencement Date Agreement dated as of February 8, 2008, and that certain Second Amendment to Lease Agreement dated as of December 19, 2012 (the “Second Amendment”) (hereinafter, collectively the “Lease”), pursuant to which Landlord leased those certain premises (the “Premises”) to Tenant consisting of approximately 21,441 rentable square feet of that certain improved real property located at 1850 Gateway Drive, Suite 300, San Mateo, California. The Premises are more particularly described in the Lease.

B. Pursuant to the terms of Section 11 of the Second Amendment, Tenant timely exercised its right to terminate the Lease prior to the Revised Expiration Date.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Recitals. Landlord and Tenant hereby agree that the recitals set forth hereinabove are true and correct and incorporated into this Agreement.

2. Capitalized Terms. The parties agree that the capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Lease.

3. Lease Termination. Landlord and Tenant hereby agree to terminate the Lease as of 11:59 p.m. on January 31, 2016 (the “Termination Date”) so long as the Termination Conditions (defined in Section 5 below) are either fully satisfied in Landlord’s reasonable judgment or are waived in writing by Landlord. On or before the Termination Date, Tenant shall vacate and surrender possession of the Premises to Landlord in the condition required by the Lease and this Agreement. From and after the date on which (i) the Lease is terminated in accordance with the provisions of this Agreement, (ii) Tenant actually and completely vacates and surrenders the Premises to Landlord in accordance with the terms of the Lease, and (iii) all of the Termination Conditions have been satisfied, in Landlord’s reasonable judgment, or are waived in writing by Landlord, Tenant and Landlord shall have no further rights, obligations or claims with respect to each other arising from the Lease, except for those obligations of Tenant under the Lease and this Agreement which expressly survive and continue after the termination or expiration of the Lease. Tenant and Landlord hereby acknowledge and agree that certain obligations of Tenant survive the termination or expiration of the Lease, and the parties further agree that it is the intention of Tenant and Landlord that this Agreement not affect such ongoing obligations of Tenant.

4. Termination of Credits, Options and Rights of First Refusal. Tenant hereby agrees that effective as of the date of this Agreement any and all (i) options of any nature or kind granted to Tenant under the Lease, including without limitation, options to extend the term of the Lease, (ii) rights of first refusal and/or first offer granted to Tenant under the Lease, and (iii) amounts or credits which may be owed by Landlord or may become due and owing in the future by Landlord pursuant to the Lease shall be of no further force or effect and Landlord shall have no obligation or liability therefor.

5. Termination Conditions. The following conditions shall be conditions precedent to the termination of the Lease (collectively, the “Termination Conditions”).

A. Execution of this Agreement. Landlord and Tenant shall have fully executed this Agreement in form satisfactory to Landlord.

B. Continued Performance by Tenant. From the date of this Agreement through the Termination Date, Tenant shall fully and faithfully perform all obligations required to be performed by Tenant under the Lease, as and when the Lease requires such obligations to be performed and there shall not occur any default or breach of the Lease by Tenant, beyond any applicable cure periods, if any, set forth therein, from the date hereof through the Termination Date.

C. Vacation and Surrender. Tenant shall vacate and surrender the Premises in accordance with the provisions of the Lease by the Termination Date, including without limitation, the removal by Tenant of all of its personal property, and to the extent required by the Lease, the removal of any fixtures or improvements in the Premises, and the repair and restoration of the Premises to the reasonable satisfaction of Landlord. Tenant shall make all repairs to the Premises as required by Landlord prior to the Termination Date, which repairs shall include, but shall not be limited to, causing all components of the Premises to be in good operating condition. Tenant shall return to Landlord c/o SteelWave, Inc. located at 4000 East Third Avenue, Suite 600, Foster City, California, Attention: Executive Vice President, Property Management, all keys to the Premises, the Building, Tenant’s mailbox and all other keys used by Tenant in connection with its use and occupancy of the Premises.

D. Payment of Termination Fee. Pursuant to Section 11.1(iii) of the Second Amendment, Tenant shall remit to Landlord the Early Termination Fee (as defined in the Second Amendment), concurrent with its execution and delivery of this Agreement, which Early Termination Fee is an amount equal to Three Hundred Thirty Thousand Seven Hundred Fifty-Five and 41/100 Dollars ($330,755.41). A breakdown of the Early Termination Fee calculation is attached hereto as Exhibit A.

E. Abandoned Personal Property. In addition to any rights Landlord may have under the Lease or this Agreement, Tenant hereby expressly agrees that Landlord, at its sole option, may deem any Tenant-owned alterations and utility installations, or any furniture, fixtures, shelving, cabinets, tables, equipment, lighting, and other fixtures or personal property in, on or attached to the Premises and remaining in or on any portion of the Premises after the Termination Date (the “Abandoned Property”), whether or not belonging to Tenant, to be abandoned, and Landlord may dispose of the Abandoned Property as it in its sole discretion deems appropriate. Tenant shall not be entitled to any proceeds received by Landlord as a result of the disposition of the Abandoned Property. Tenant waives, to the greatest extent permitted by law, all of its rights under California Civil Code Sections 1993, et seq., as the same may be amended from time to time, and any related and successor statutes thereto.

If any or all of the Termination Conditions are not satisfied as required and to the satisfaction of Landlord, in Landlord’s reasonable judgment, then Landlord may terminate this Agreement and reinstate the Lease with respect to the Premises; provided, Tenant shall immediately pay to Landlord any and all damages arising from such failure to fully satisfy all of the Termination Conditions. Tenant and Landlord hereby acknowledge and agree that the Termination Conditions are intended to be solely for the benefit of Landlord and thus such Termination Conditions may only be waived or considered satisfied by Landlord (which Landlord shall have the right but not the obligation to do).

6. Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord the following, each of which shall survive the termination of the Lease, the vacation and surrender of the Premises, the surrender of the Lease and Tenant’s leasehold estate, and any termination of this Agreement:

A. Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of any portion of the Lease, Tenant’s leasehold estate, the Premises, any other right, title or interest under or arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease, Tenant’s leasehold estate, or the Premises.

B. The person or entity executing this Agreement on behalf of Tenant has the full right, power and authority to execute this Agreement on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity.

C. Tenant has the full power, capacity, authority and legal right to execute and deliver this Agreement.

D. This Agreement is legal, valid and binding upon Tenant and Landlord, and this Agreement is enforceable in accordance with its terms.

E. Tenant has not done any of the following: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially, all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing to its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition to its creditors generally. In addition to the foregoing, Tenant is not contemplating taking any of the aforementioned actions during the period of time commencing on the date of this Agreement and ending on the date which is ninety-one (91) days after the Termination Date.

F. There are no uncured defaults on the part of Landlord and Tenant has no claim, cause of action, offset, set-off, deduction, counterclaim or other similar right against Landlord.

7. Indemnification. Tenant shall protect, indemnify, defend (with counsel acceptable to Landlord) and hold Landlord and Landlord’s partners, lenders, officers, employees, agents, representatives, and each of their respective heirs, representatives, successors and assigns (collectively, the “Indemnitees”) harmless from and against any and all asserted, threatened or actual claims (including third party claims), judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs (including, but not limited to, attorneys’, experts’ and consultants’ fees and court costs), of any nature whatsoever (collectively, the “Claims”), directly or indirectly relating to or arising from (a) Tenant’s use of the Premises, including, but not limited to, Tenant’s active or passive negligence in connection with its use of the Premises, (b) the Premises and all areas adjacent thereto, (c) the Lease, and (d) any brokerage commission, finder’s fees or other amount due or payable in connection with this Agreement or termination of the Lease. This indemnity shall survive the termination of the Lease hereunder and shall continue in effect for as long as the Indemnitees may be subject to any of the Claims described above.

8. Release. Tenant agrees that the Indemnitees shall be released and discharged from any and all of the Claims relating to or arising from (a) Tenant’s use of the Premises, including, but not limited to, Tenant’s active or passive negligence or willful misconduct in connection with its use of the Premises,

(b) the Premises and all areas adjacent thereto, (c) Landlord’s ownership, use or operation of the Premises during the original Term as same relates to Tenant, and (d) the Lease. Tenant hereby waives and agrees not to commence any action, cause of action or suits in law or equity, of whatever kind or nature, including but not limited to, a private right of action under the federal superfund laws, 42 U.S.C. Section 9601 et seq., as amended and California Health and Safety Code Sections 25300 et seq., as amended, directly or indirectly, against the Indemnitees or their agents in connection with the costs or liabilities described above and expressly waives the provisions of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

and all similar provisions or rules of law. Tenant elects to and does assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown by Tenant. The aforementioned release shall not include any Claims arising out of the entry into or performance of this Agreement.

9. General Provisions.

A. Time is of the essence in the performance of the parties’ respective obligations set forth in this Agreement.

B. Notices shall be deemed given when received or when receipt is refused. Notices shall be in writing and may be delivered in person (by hand or by courier showing receipt of delivery) or may be sent by certified or registered mail or U.S. Postal Service Express Mail with postage prepaid. If to Landlord: c/o SteelWave, Inc. 4000 East Third Avenue, Suite 600 Foster City, California 94404 Attention: Executive Vice President, Property Management. If to Tenant:                                 , Attention:                                 . If at any time either party should change its address, such party shall deliver written notice thereof to the other party together with the designation of the new address.

C. The parties acknowledge that each party and/or its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement or any document executed and delivered by either party in connection with this Agreement.

D. Tenant may not assign its rights, obligations and interest in this Agreement to any other person or entity, without Landlord’s prior written consent thereto, which consent may be withheld or given in Landlord’s sole and absolute discretion. Any attempted assignment in violation of the foregoing shall be null and void. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns.

E. If for any reason, any provision of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement.

F. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

G. This Agreement expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the subject matter hereof. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either expressed or implied, except as may be set forth herein. Any and all future modifications of this Agreement will be effective only if they are in writing and signed by the parties hereto. The terms and conditions of any and all future modifications of this Agreement shall supersede and replace any inconsistent provisions in this Agreement.

H. In the event any dispute between the parties results in litigation or other proceeding, the prevailing party shall be reimbursed by the party not prevailing in such litigation or other proceeding for all reasonable costs and expenses, including without limitation, reasonable attorneys’ and experts’ fees and costs incurred by the prevailing party in connection with such litigation or other proceeding and any appeal thereof. Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any. Any judgment or order entered in such litigation or other proceeding shall contain a specific provision providing for the recovery of attorney’s fees and costs incurred in enforcing such judgment.

I. This Agreement may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.

J. Redress for any claims against Landlord under this Agreement shall only be made against Landlord to the extent set forth in the Lease. The obligations of Landlord under this Agreement shall not be personally binding on, nor shall any resort be had to the private properties or assets of any of the Indemnitees, or any of Landlord’s members, partners, trustees, board of directors, officers or any beneficiaries, stockholders, employees or agents of Landlord or its property manager.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above in this Agreement.

TENANT:

CAFEPRESS, INC., a Delaware corporation

By:	/s/ Fred E. Durham III

Name:	Fred E. Durham III
Its:	President and CEO

By:	/s/ Garett Jackson

Name:	Garett Jackson
Its:	Chief Financial Officer

*If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice president and the chief financial officer, secretary, assistant treasurer or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.

LANDLORD:

W SAN MATEO PLAZA HOLDINGS VII, L.L.C., a Delaware limited liability company

By:	Walton Acquisition REOC Holdings VII, L.L.C., a Delaware limited liability company, its Sole Member

By:	Walton Street Real Estate Fund VII-Q, L.P., a Delaware limited partnership, its Managing Member

By:	Walton Street Managers VII, L.P., a Delaware limited partnership, its General Partner

By:	WSC Managers VII, Inc., a Delaware corporation, its General Partner

By:	/s/ Brian T. Kelly
Name:	Brian T. Kelly
Title:	Vice President

EXHIBIT A

TERMINATION FEE CALCULATION

Tenant Name	CafePress
Lease Start	2/1/2013
Lease End	1/31/2016
Tenant Improvements	321,615.00
Leasing Commissions	187,609.00
Interest Rate	4%
3 months rent	212,265.90
Termination Fee	330,755.41

	Payment	Interest	Principal	Balance
				509,224.00
02/13	15,034.35	1,697.41	13,336.94	495,887.06
03/13	15,034.35	1,652.96	13,381.39	482,505.67
04/13	15,034.35	1,608.35	13,426.00	469,079.67
05/13	15,034.35	1,563.60	13,470.75	455,608.92
06/13	15,034.35	1,518.70	13,515.65	442,093.27
07/13	15,034.35	1,473.64	13,560.71	428,532.56
08/13	15,034.35	1,428.44	13,605.91	414,926.65
09/13	15,034.35	1,383.09	13,651.26	401,275.39
10/13	15,034.35	1,337.58	13,696.77	387,578.62
11/13	15,034.35	1,291.93	13,742.42	373,836.20
12/13	15,034.35	1,246.12	13,788.23	360,047.97
01/14	15,034.35	1,200.16	13,834.19	346,213.78
02/14	15,034.35	1,154.05	13,880.30	332,333.48
03/14	15,034.35	1,107.78	13,926.57	318,406.91
04/14	15,034.35	1,061.36	13,972.99	304,433.92
05/14	15,034.35	1,014.78	14,019.57	290,414.35
06/14	15,034.35	968.05	14,066.30	276,348.05
07/14	15,034.35	921.16	14,113.19	262,234.86
08/14	15,034.35	874.12	14,160.23	248,074.63
09/14	15,034.35	826.92	14,207.43	233,867.20
10/14	15,034.35	779.56	14,254.79	219,612.41
11/14	15,034.35	732.04	14,302.31	205,310.10
12/14	15,034.35	684.37	14,349.98	190,960.12
01/15	15,034.35	636.53	14,397.82	176,562.30
02/15	15,034.35	588.54	14,445.81	162,116.49
03/15	15,034.35	540.39	14,493.96	147,622.53
04/15	15,034.35	492.08	14,542.27	133,080.26
05/15	15,034.35	443.60	14,590.75	118,489.51
06/15	15,034.35	394.97	14,639.38	103,850.13
07/15	15,034.35	346.17	14,688.18	89,161.95
08/15	15,034.35	297.21	14,737.14	74,424.81
09/15	15,034.35	248.08	14,786.27	59,638.54
10/15	15,034.35	198.80	14,835.55	44,802.99
11/15	15,034.35	149.34	14,885.01	29,917.98
12/15	15,034.35	99.73	14,934.62	14,983.36
01/16	15,034.35	49.94	14,984.41	(1.05)

Exhibit A – Page 1